As filed with the Securities and Exchange Commission on May 17, 2013

File No. 333-174911

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FirstCity Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	76-0243729
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

6400 Imperial Drive, Waco, TX	76712
(Address of principal executive offices)	(Zip Code)

FIRSTCITY FINANCIAL CORPORATION 2006 STOCK OPTION AND AWARD PLAN

FIRSTCITY FINANCIAL CORPORATION 2010 STOCK OPTION AND AWARD PLAN

(Full title of the plan)

Mark B. Horrell

President and Chief Executive Officer

6400 Imperial Drive

Waco, TX 76712

 (Name and address of agent for service)

(254) 761-2800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, Registration No. 333-174911 (the “Registration Statement”), which was filed by FirstCity Financial Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 15, 2011.  Pursuant to the Registration Statement, the Company registered 800,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) in accordance with the terms of the FirstCity Financial Corporation 2006 Stock Option and Award Plan and the FirstCity Financial Corporation 2010 Stock Option and Award Plan.

On May 17, 2013, pursuant to the Agreement and Plan of Merger entered into on December 20, 2012, by and among the Company, Hotspurs Holdings LLC, a Delaware limited liability company, and Hotspurs Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement as of the date hereof. Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1, all of the shares of Common Stock which were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, FirstCity Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waco, State of Texas, on May 17, 2013.

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ Mark B. Horrell
Name: Mark B. Horrell
Title: President and Chief Executive Officer

Note:  Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.